EXHIBIT 10.1
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PURCHASE AGREEMENT


THIS PURCHASE AGREEMENT (the "Agreement") is made as of
_______________________________, 2001 (the "Effective Date"), by and between
WAIKELE GOLF CLUB, INC., a Hawaii corporation ("Seller"), and WAIKELE GOLF, LLC, a Delaware limited liability company ("Purchaser").

      1. AGREEMENT TO PURCHASE AND SELL. Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell and convey to Purchaser, subject to and in accordance with the terms and conditions set forth in this Agreement, the following property (collectively, the "Property"):

            (a) LAND. That certain real property located at Waikele, District of Ewa, City and County of Honolulu, State of Hawaii, identified on the tax maps for the City and County of Honolulu as Tax Map Key Nos. (1) 9-4-007, Parcels 48, 55, 10, 57 and 36, which real property is known as the Waikele Golf Course, together with all rights and appurtenances pertaining thereto (the "Land");

            (b) WATER RIGHTS. Seller's interest under that certain Agreement Regarding Water Rights (Waikele Golf Course - Pump 1) dated September 26, 2000, filed as Land Court Document No. 2654120 and recorded as Document No. 2654120 (the "Water Rights");

            (c)   IMPROVEMENTS.      Seller's interest in the improvements and
fixtures on the Land;

            (d)   PERSONAL PROPERTY.       All personal property owned by
Seller located on or used in connection with the Land and the golf course operations on the Land as of the Closing Date (as defined below), including without limitation, Seller's interest in the inventory, equipment, service contracts, equipment leases, employment contracts, permits and intangible property located on or used exclusively in connection with the Land and the golf course operations on the Land. Prior to Closing (as defined below), Seller shall use reasonable efforts to cause Amfac Hawaii, LLC to enter into with Purchaser as of Closing (i) a Trademark Logo License Agreement for the use of the Waikele trademark (the "Trademark License Agreement"), and (ii) a Servicemark Logo License Agreement for the use of the Waikele servicemark (the "Servicemark License Agreement"), which agreements shall be on terms to be agreed upon by the parties prior to Closing.

      2. PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid by Purchaser for the Property shall be THIRTEEN MILLION AND NO/100 U.S. Dollars (U.S. $13,000,000.00). The Purchase Price shall be payable as follows:

            a.    DEPOSITS.    Upon the execution of this Agreement by Seller
and Purchaser, Purchaser shall deliver $150,000.00 as an initial deposit with Title Guaranty Escrow Services, Inc., 235 Queen Street, Honolulu, Hawaii,
Attention: Ms. Ann Ogino ("Escrow"). On November 30, 2001, Purchaser shall deposit an additional sum of $350,000.00 with Escrow (the initial deposit, the additional deposit and any interest accrued thereon being referred to herein as the "Deposits"). The Deposits shall be applied against the Purchase Price at the Closing. Purchaser may make arrangements with Escrow to place the Deposits in an interest-bearing account.

            b.    PAYMENT AT CLOSING.      At Closing, Purchaser shall pay
Seller, through Escrow, in immediately available funds the remaining balance of the Purchase Price, provided that at Closing Purchaser shall receive a credit against the Purchase Price for (i) unredeemed gift certificates for the Waikele Golf Club to be satisfied by Purchaser after Closing in an amount to be agreed upon by the parties prior to Closing (approximately $50,000.00), and
(ii) equipment leases and/or


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      equipment financing documentation to be assumed by Purchaser in an amount to be agreed upon by the parties prior to Closing (approximately $350,000.00). At Closing, Purchaser shall also acquire Seller's accounts receivable related to the golf course operations as of Closing for an amount to be agreed upon by the parties prior to Closing and paid to the Seller in cash at Closing.

      3. TITLE. Attached to this Agreement as EXHIBIT "1" is a copy of a preliminary title report dated as of September 26, 2001 (the "Title Report"), issued by Title Guaranty of Hawaii Incorporated (the "Title Company"), covering the Land. At Closing, Seller shall execute and deliver a limited warranty deed (the "Deed") conveying the Land, the Water Rights and the improvements on the Land to Purchaser, subject to (i) all recorded easements, covenants, conditions, reservations and restrictions, and all items listed on the Title Report; provided that at Closing, Seller shall be obligated to cause to be released the Bank of Hawaii mortgage and related financing documents described in the Title Report (the "BOH Documents"); and (ii) nondelinquent real property taxes and assessments (the encumbrances described in (i) and (ii) other than the BOH Documents are referred to herein as the "Permitted Encumbrances"). At Closing, Seller shall cause to be issued by the Title Company, as agent for Chicago Title Insurance Company, an American Land Title Association extended coverage policy of title insurance in the full amount of the Purchase Price insuring title to the Land and the improvements thereon (the "Title Policy"), subject only to the Permitted Exceptions and any loan documents placed of record at Closing to evidence any financing obtained by Purchaser to finance the purchase of the Property hereunder.

      4. CLOSING. As used in this Agreement, the term "Closing Date" means the date the Deed is filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii and recorded at the Bureau of Conveyances of the State of Hawaii, and the term "Closing" shall refer to the filing and recordation of the Deed. The Closing Date shall be December 14, 2001, or such other date as may be agreed upon in writing by Seller and Purchaser. At Closing, the personal property described above shall be transferred to Purchaser by way of (i) an Assignment and Assumption of Contracts, Restaurant Lease, Equipment Leases and Intangible Property, (ii) a Bill of Sale, (iii) the Trademark License Agreement, and (iv) the Servicemark License Agreement, the forms of which shall be agreed upon by Seller and Purchaser prior to Closing. Schedules of such personal property shall be prepared by Seller for Purchaser's review and approval, not to be unreasonably withheld, prior to Closing. The Closing shall be processed by Escrow, and the parties agree to execute all such other customary documents necessary to close the transaction as requested by Escrow.

      5.    CLOSING COSTS AND PRORATIONS.  At Closing, Seller shall pay the
(i) conveyance tax payable in connection with the transfer of the Property,
(ii) one-half of the cost of the Title Policy, and (iii) one-half of the Escrow charges. At Closing, Purchaser shall pay (i) all recording fees, (ii) one-half of the cost of the Title Policy, provided that Purchaser shall be required to pay the cost of the necessary survey work for the Title Policy and the cost of the endorsements to the Title Policy, and (iii) one-half of the Escrow charges. All other closing costs, if any, shall be apportioned in a manner customary for real estate transactions of this nature in the State of Hawaii.

      All real property taxes and other customary prorations applicable to the Property shall be prorated between Seller and Purchaser as of the Closing Date.

      6. EMPLOYEES WAGES AND BENEFITS. Purchaser agrees to retain Seller's existing employees after Closing, provided that such employment shall be on an at will basis. Between the Closing Date and January 21, 2002, or such other date as may be agreed upon by Seller and Purchaser (the "Outside Employee Turnover Date"), Purchaser shall have the option to effect the retention of such employees by way of (i) hiring such employees as of the Closing Date,
(ii) leasing such employees from Seller during the period between the Closing Date and the Outside Employee Turnover Date, followed by the hiring of such


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employees as of the Outside Employee Turnover Date, or (iii) having Seller serve in the capacity of an operator of the Property for no additional consideration during the period between the Closing Date and the Outside Employee Turnover Date, followed by the hiring of such employees as of the Outside Employee Turnover Date. All employee wages, bonuses, social security taxes, unemployment insurance taxes, workers' compensation insurance and other benefits will be prorated as of the Closing Date and paid by Seller, provided that Purchaser shall promptly reimburse Seller for its actual costs incurred respecting such employees. All outstanding workers' compensation claims as of the Closing Date shall be Seller's responsibility. On the Closing Date, Purchaser shall receive a credit against the Purchase Price in an amount equal to all accrued vacation, sick pay and other fringe benefits for the employees being retained by Purchaser, provided that such benefits have accrued as of the Closing Date.

      7. SELLER'S INDEMNIFICATION OF PURCHASER. Seller hereby agrees to indemnify, defend and hold harmless Purchaser, as of Closing, from and against any and all loss, liability, cost, claim, demand, damage, action, cause of action, suit, administrative proceeding and/or penalty resulting or arising from or otherwise directly or indirectly relating to Seller's ownership, use, occupancy or sale of all or any portion of the Property and/or the golf course operations on the Land. Seller further agrees to indemnify, defend and hold harmless Purchaser from and against any and all loss, liability, cost, claim, demand, damage, action, cause of action, suit, administrative proceedings and/or penalty resulting or arising from or otherwise directly or indirectly relating to the presence or existence of Hazardous Materials on, under or about the Land as of Closing, or arising in any manner whatsoever out of any violation of or noncompliance with the Hazardous Materials Laws relating to the Land as of Closing. For purposes of this Section 7, "Hazardous Materials" shall include any and all substances regulated by, or defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any and all federal, state or local environmental, water pollution, hazardous substance, toxic material or waste law, ordinance or regulation applicable to the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
Section 9601, et seq., the Clean Water Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j and the Hawaii Environmental Response Law, Hawaii Revised Statutes, Chapter 128D (collectively, "Hazardous Materials Laws"). Seller further agrees to indemnify, defend and hold harmless Purchaser from and against any and all loss, liability, cost, claim, demand, damage, action, cause of action, suit, administrative proceeding and/or penalty resulting or arising at any time from or otherwise directly or indirectly related to that certain Memorandum of Understanding Between the City and County of Honolulu and Amfac/JMB Hawaii, Inc. Regarding the Waikele Golf Course, which memorandum is dated February 12, 1991. The provisions of this Section 7 shall survive Closing and shall not be merged into the Deed.

      8. DEFAULT. Upon a breach of any term or condition of this Agreement, the non-breaching party shall be entitled to all remedies provided under the law. In enforcing any term or condition of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

      9. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

      10. ASSIGNMENT. Either party may assign its rights or delegate its duties under this Agreement with the consent of the other, which consent shall not be unreasonably withheld.

      11. AUTHORIZATIONS. At or prior to Closing, Seller shall deliver to Purchaser a resolution of the board of directors of Seller authorizing the sale of the Property pursuant to the terms of this Agreement and authorizing


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the officer(s) executing any instrument or agreement relating to such sale to execute, acknowledge and deliver such instrument or agreement on behalf of Seller. At or prior to Closing, Purchaser shall deliver to Seller an authorization certificate authorizing the purchase of the Property pursuant to the terms of this Agreement and authorizing any signatory executing any instrument or agreement relating to such purchase to execute, acknowledge and deliver such instrument and agreement on behalf of Purchaser.

      12. NO JOINT VENTURE. It is hereby acknowledged by Seller and Purchaser that any relationship between them created hereby is not intended to be and shall not in any way be construed to be that of a partnership, joint venture or principal and agent.

      13. INCORPORATION OF EXHIBIT. Exhibits "1" to this Agreement is incorporated into this Agreement by reference.

      14.   COUNTERPARTS.  This Agreement may be executed in counterparts.

      15. LIABILITY OF THE PARTIES. The obligations of Seller under this Agreement and the documents to be delivered at Closing shall be the obligations of Waikele Golf Club, Inc. only. The obligations of Purchaser under this Agreement and the documents to be delivered at Closing shall be the obligations of Waikele Golf, LLC only. No affiliate, owner, parent, stockholder, officer, director, employee, member or manager of Seller or Purchaser shall be liable in any way pursuant to or in connection with this Agreement and/or any of the documents to be delivered at Closing. The provisions of this Section 15 shall survive Closing.

      Seller and Purchaser have executed this Agreement as of the Effective
Date.

                                     WAIKELE GOLF CLUB, INC.,
                                     a Hawaii corporation

                                     By_______________________________
                                     Name:
                                     Title:
                                                              Seller

                                     WAIKELE GOLF, LLC,
                                     a Delaware limited liability company

                                     By:   WAIKELE GOLF MANAGER, LLC,
                                           a Delaware limited liability
                                           company, Its manager

                                           By ________________________
                                              Name:
                                              Title:
                                                              Purchaser